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Exhibit 99.1

November 13, 2002

TETRA TECH REPORTS FOURTH QUARTER AND
FISCAL YEAR 2002 RESULTS

        Pasadena, California.    Tetra Tech, Inc. (NASDAQ: TTEK) today announced results for the fourth quarter and fiscal year ended September 29, 2002. Gross revenue for the fourth quarter was $248.9 million, down 4.3% over gross revenue of $260.2 million for the same quarter last year. Net revenue for the quarter was $192.3 million, increasing 0.3% from $191.7 million for the same quarter last year. Operating income for the fourth quarter was $19.5 million, or 25.7% less than the $26.3 million for the same period last year. Net income decreased 34.7% to $9.6 million compared to $14.8 million for the same period last year. Diluted earnings per share was 18 cents compared to 27 cents for the previous year, a 34.8% decrease.

        Gross revenue for fiscal 2002 was $966.2 million, down 0.8% over gross revenue of $973.9 million for fiscal 2001. Net revenue for fiscal year 2002 was $740.7 million, an increase of 1.5% over net revenue of $730.1 million for fiscal 2001. Operating income for fiscal year 2002 was $64.5 million, or 31.0% more than the $49.2 million for fiscal 2001. Net income for fiscal 2002 increased 11.5%, to $34.4 million from $30.8 million for fiscal 2001. Diluted earnings per share for fiscal 2002 increased 9.7%, to 62 cents from 57 cents in fiscal 2001.

        Summary of Financial Results (including Metricom special charge, stock split, reserve reversals and tax credits)

	Fourth Quarter Ended		Fiscal Year Ended
	Sept. 29, 2002	Sept. 30, 2001	Sept. 29, 2002	Sept. 30, 2001
Gross Revenue	$248,896,000	$260,175,000	$966,223,000	$973,944,000
Net Revenue	192,317,000	191,720,000	740,715,000	730,064,000
Operating Income	19,516,000	26,251,000	64,521,000	49,242,000
Net Income	9,633,000	14,750,000	34,378,000	30,825,000
EPS—Basic	0.18	0.28	0.65	0.61
EPS—Diluted	0.18	0.27	0.62	0.57
Basic Shares Outstanding	53,271,000	52,048,000	52,760,000	50,939,000
Diluted Shares Outstanding	54,964,000	54,866,000	55,086,000	54,166,000

Business Outlook

        The following statements are based on current expectations. These statements are forward-looking and the actual results could differ materially. These statements do not include the potential impact of corporate transactions which may be completed after the date of this release. The Business Outlook section should be read in conjunction with the information on "Forward-Looking Statements" at the end of this release.

        Tetra Tech expects diluted earnings per share for the first quarter of fiscal 2003 to be approximately 16 cents. Net revenue for the first quarter is expected to range from approximately $170 million to $180 million. For the fiscal year, Tetra Tech expects diluted earnings per share to range from approximately $0.88 to $0.92, and net revenue to range from approximately $765 million to $800 million. Included in the outlook is the elimination of goodwill amortization due to accounting standard changes, which is expected to contribute approximately 16 cents earnings per share in fiscal 2003, or four cents per quarter.

        Tetra Tech (www.tetratech.com) is a leading provider of consulting, engineering and technical services. With more than 7,000 associates located in the United States and internationally, the Company supports commercial and government customers in the areas of resource management and infrastructure. Tetra Tech's services include research and development, applied science and technology, engineering design, construction management, and operations and maintenance.

        Investors will have the opportunity to access a live audio-visual webcast concerning the fourth quarter results through a link posted on the Company's web site at www.tetratech.com on November 14, 2002 at 8:00 a.m. (PT).

        CONTACT: Li-San Hwang, Chief Executive Officer or Mike Bieber, Investor Relations 626/351-4664

        This news release contains various "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning Tetra Tech's fiscal 2003 financial and business prospects. The statements, which represent Tetra Tech's expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. These include risks associated with its acquisition strategy; fluctuations in its quarterly operating results and stock price; the impact of downturns in the financial markets on its clients; management of its growth strategy; credit risks associated with commercial clients; the consolidation of its client base; loss of key personnel or its inability to attract and retain qualified personnel; changes in existing laws and regulations; concentration of revenues from agencies of the Federal government and reductions in spending by these agencies; audits of its contracts with governmental agencies; losses under fixed-price contracts or termination of contracts at the client's discretion; backlog cancellation or adjustment; inability to find qualified subcontractors; competition in its industry; risks of professional and other liabilities; conflict of interest issues; foreign currency fluctuations; and other uncertainties or risks reported from time to time in Tetra Tech's reports to the Securities and Exchange Commission, including those under the heading "Risk Factors" in its Form 10-K for the fiscal year ended September 30, 2001 and its Form 10-Qs for the fiscal quarters ended December 30, 2001, March 31, 2002, and June 30, 2002. Tetra Tech undertakes no duty to update the Forward-Looking Statements.

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TETRA TECH REPORTS FOURTH QUARTER AND FISCAL YEAR 2002 RESULTS